                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        HOUSEHOLD INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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


                             [HOUSEHOLD LETTERHEAD]

                                                                  March 30, 1999

Dear Stockholder:

  You are cordially invited to attend our Annual Meeting of Stockholders on Wednesday, May 12, 1999, at 9:30 a.m. at Household's corporate headquarters in Prospect Heights, Illinois.

  Last year was the most exciting year in the recent history of your company. Not only did we further refine our strategic focus and achieve record operating performance, we accomplished this while executing a merger with Beneficial Corporation, which greatly expanded our branch based distribution network and customer base. This offers the potential for significant earnings growth in the future. I look forward to discussing our progress in integrating Beneficial and our prospects for 1999 with you at our annual meeting.

  The notice of meeting and proxy statement following this letter describes the business to be transacted. On the enclosed proxy card you are asked to elect your Board of Directors for the upcoming year and ratify the appointment of Arthur Andersen LLP as our independent public accountants.

  Whether or not you plan to attend the meeting, we encourage you to sign and date the enclosed proxy/voting instruction card and return it as soon as possible so that your shares will be represented. Your vote is very important.

                                          Sincerely,

                                          /s/ William Aldinger

                                          WILLIAM F. ALDINGER
                                          Chairman and
                                          Chief Executive Officer

                             [HOUSEHOLD LETTERHEAD]


                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                                                                  March 30, 1999

To the Stockholders of HOUSEHOLD INTERNATIONAL, INC.:

  The Annual Meeting of Stockholders of Household International, Inc. ("Household") will be held at Household's headquarters at 2700 Sanders Road, Prospect Heights, Illinois 60070, on Wednesday, May 12, 1999, at 9:30 a.m. for the following purposes:

  (1) to elect Directors;

  (2) to ratify the appointment of Arthur Andersen LLP as our independent public accountants; and

  (3) to transact any other business which may properly come before the meeting.

  Stockholders of record of Household's common stock, par value $1.00 per share ("Common Stock"), 5% Cumulative Preferred Stock, no par value, $4.50 Cumulative Preferred Stock, no par value, and $4.30 Cumulative Preferred Stock, no par value ("Preferred Stocks"), all as of the close of business on March 17, 1999, are entitled to vote at the meeting.

  YOUR VOTE IS IMPORTANT TO HOUSEHOLD. IF YOU DO NOT EXPECT TO VOTE IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Kenneth H. Robin

                                          KENNETH H. ROBIN
                                          Senior Vice President-General Counsel
                                          and Corporate Secretary

                             [HOUSEHOLD LETTERHEAD]



                                PROXY STATEMENT

  The proxy you received allows you to vote on certain matters at our May 12, 1999 Annual Meeting of Stockholders without attending the meeting. While we would like to see as many shareholders as possible at the Annual Meeting, experience has shown us that very few shareholders actually attend the meeting to personally cast their ballot. You may cast your vote by proxy by following the instructions on the enclosed proxy card. Your shares will be voted as you have indicated on the card. If you return an unmarked proxy, your shares will be voted "FOR" each of the listed nominees to the Board of Directors, and "FOR" the ratification of the appointment of Arthur Andersen LLP as our independent public accountants.

  The gathering and tabulation of your vote is monitored by a third party who must certify that proper procedures were followed before the results are official. You may change your vote on any matter at any time up to the closing of the poll for that matter at the Annual Meeting by (i) sending a written revocation to the Corporate Secretary of Household, (ii) sending a proxy dated after your most recent proxy, or (iii) voting in person at the meeting. This proxy material is being mailed to stockholders on or about March 30, 1999.

  Only stockholders of record at the close of business on March 17, 1999 are entitled to vote at the meeting. The number of outstanding shares entitled to vote at the meeting is 485,203,774 shares of Household Common Stock (not including 64,896,658 shares of Common Stock held in treasury), 407,718 shares of 5% Cumulative Preferred Stock, 103,976 shares of $4.50 Cumulative Preferred Stock, and 836,585 shares of $4.30 Cumulative Preferred Stock. Each share of Common and Preferred Stock is entitled to one vote; however, shares of Common Stock which Household holds in treasury cannot be voted.

  Holders of over 50% of the outstanding shares entitled to vote must be present in person or by proxy before the Annual Meeting of Stockholders can begin. Shares are considered present even if the proxy indicates an abstaining or withheld vote. A majority of the shares voting at the Annual Meeting is necessary to elect each of the nominated Directors and to ratify Arthur Andersen LLP as our independent public accountants. If you or a broker holding shares return a proxy marked "abstain" or a broker "non-vote", those votes will not be counted in the total for ratification of auditors.

  If you participate in any of the Household Dividend Reinvestment and Common Stock Purchase Plan, Employee Stock Purchase Plan, Household Financial Corporation Limited Match and Save Plan, Beneficial Employee Stock Purchase Plan, and/or Beneficial Key Employees Stock Bonus Plan, your proxy represents the number of full and fractional shares of Common Stock held in your name under those plans, as well as any shares of Common Stock registered in your name. If you own other Household shares through a broker or bank in street name, you will receive another, separate proxy from your bank or brokerage firm relating to those shares.

  If you participate in the Household International Tax Reduction Investment Plan ("TRIP"), please return your completed proxy/voting instruction card to Harris Trust and Savings Bank ("Harris") in the envelope provided. Vanguard Fiduciary Trust Company ("Vanguard"), the TRIP Trustee, will act as your proxy for shares of Common Stock held in your TRIP account. If Harris does not receive your voting instructions for your TRIP shares by May 7, 1999, those shares will be voted by Vanguard in the same way as the majority of TRIP held shares for which voting instructions are received. For example, Vanguard will vote all unvoted shares of Common Stock in TRIP for the fifteen nominees (the number of Directors to be elected at the Annual Meeting) who receive the most votes actually cast.

  Household is paying for this proxy solicitation. In addition to solicitations by mail, company officers, Directors, or employees may also ask for shareholder proxies in person or by telephone. They will not receive additional compensation for this activity. Household has hired Corporate Investor Communications, Inc. to solicit proxies. They will be paid $7,000 plus reimbursement of out-of-pocket expenses.

  All proxies, consents, ballots and voting materials will be kept confidential and not disclosed to anyone other than the inspectors of election and the tabulator. Voting records will be disclosed if required by law or if the election results are contested. If you write comments on a returned proxy, the tabulator will send them to us with your name but without revealing how you voted unless disclosure is necessary for us to understand your comment.

ITEM (1): ELECTION OF HOUSEHOLD DIRECTORS

  Fifteen members will be elected to Household's Board of Directors. Mr. Robert
C. Clark, who was appointed to the Board upon closing of our merger with Beneficial, has decided not to seek election to the Board. Each nominee has indicated that, if elected, they will serve until the next Annual Meeting or until their successor is elected. If a named nominee advises us before the Annual Meeting that he/she is unable, for any reason, to serve as a Director, your proxy gives the people who vote your shares discretion to elect (or reject) a substitute nominee.

NOMINEES FOR DIRECTOR

                                                                        YEAR FIRST
                                                                         ELECTED
NAME, PRINCIPAL OCCUPATION, COMMITTEE                                   A DIRECTOR
MEMBERSHIPS AND BUSINESS ASSOCIATIONS                         AGE      OF HOUSEHOLD
-------------------------------------                         ---      ------------
WILLIAM F. ALDINGER                                           51           1994
Chairman and Chief Executive Officer, Household
  International, Inc.

Member of the Executive Committee.

Mr. Aldinger joined Household in September 1994 as President and Chief Executive
Officer. He served as Vice Chairman of Wells Fargo Bank and a Director of several
Wells Fargo subsidiaries from 1986 until joining Household. Mr. Aldinger is also a Director of Household Finance Corporation (a subsidiary of Household), Illinois
Tool Works Inc. and MasterCard International, Incorporated.

ROBERT J. DARNALL                                             61           1988
President and Chief Executive Officer, Ispat North America,
  Inc.
  (Carbon Steel Manufacturer)

Member of the Compensation and Executive Committees.
Mr. Darnall was appointed President and Chief Executive Officer of Ispat North
America, Inc. following its acquisition of Inland Steel Company from Inland Steel
Industries, Inc. in 1998. From 1992 until the combination, Mr. Darnall was Chairman and Chief Executive Officer of Inland Steel Industries and also served as the
President and a Director of Inland from 1986 until the combination. From 1984 to
1986 he was President and Chief Operating Officer -- Integrated Steel, a division of Inland Steel Company. Mr. Darnall is also a Director of Cummins Engine Company,
Inc. and the Federal Reserve Bank of Chicago.

GARY G. DILLON                                                64           1984
Director

Member of the Audit and Finance Committees.

Mr. Dillon retired as Chairman of the Board of Schwitzer Group (a manufacturer of engine components) on March 1, 1999. He had served as Chairman of Schwitzer since
1991 and Chief Executive Officer of Schwitzer since 1989. From 1989 to 1997 he also served as President of Schwitzer. Prior to 1989 he was President and Chief
Executive Officer of Household Manufacturing, Inc., the former diversified manufacturing subsidiary of Household.

                                                                        YEAR FIRST
                                                                         ELECTED
NAME, PRINCIPAL OCCUPATION, COMMITTEE                                   A DIRECTOR
MEMBERSHIPS AND BUSINESS ASSOCIATIONS                         AGE      OF HOUSEHOLD
-------------------------------------                         ---      ------------
JOHN A. EDWARDSON                                             49           1995
President and Chief Executive Officer, Borg-Warner Security
  Corp.
  (Provider of Security Services)

Member of the Audit and Compensation Committees.

Mr. Edwardson joined Borg-Warner Security Corp. as President and Chief Executive
Officer on March 1, 1999. He previously served as President, Chief Operating
Officer and a member of the Board of Directors of both UAL Corporation and United
Airlines, Inc. from 1994 until 1998. He was Executive Vice President and Chief
Financial Officer of Ameritech Corporation prior to 1994. Mr. Edwardson is also a
Director of Focal Communications Corporation.

MARY JOHNSTON EVANS                                           69           1977
Director

Chair of the Nominating & Governance Committee; member of the Audit Committee.

Mrs. Evans served as Vice Chairman of the Board of AMTRAK between 1974 and 1979. In addition to being a Director of Household, Mrs. Evans is a Director of Baxter
International Inc., Delta Air Lines, Inc., The Dun & Bradstreet Corp., Saint-Gobain
Corp., Scudder New Europe Fund, and Sunoco, Inc. She is also a member of the
Advisory Board of Morgan Stanley Dean Witter & Co..

DAVID J. FARRIS                                               63           1998
Director

Member of the Finance Committee.

Mr. Farris was employed by Beneficial Corporation in various capacities from 1960 until its merger with a subsidiary of Household on June 30, 1998. He most recently served as a member of the Office of the President and the Chief Operating Officer.
He also served as a Director of Beneficial from 1982 until the closing of the merger. He also is a Director of Foster Wheeler Corporation.

J. DUDLEY FISHBURN                                            52           1995
Director

Member of the Finance and Nominating & Governance
  Committees.

Mr. Fishburn became Chairman of the Board of HFC Bank plc (Household's primary subsidiary in the United Kingdom) in 1998. He previously served as the Conservative
Member of Parliament for Kensington in London from 1988 to 1997. Prior to entering
Parliament, Mr. Fishburn was Executive Editor, The Economist Newspaper Ltd. from
1979 until 1988. He is also a Director of Cordiant Group Communications plc,
Euclidian plc, First NIS Fund (Luxembourg), Henderson Smaller Companies Investment
Trust plc, Murray Emerging Economies Trust plc, and Philip Morris Companies Inc.

CYRUS F. FREIDHEIM, JR.                                       63           1992
Vice Chairman, Booz, Allen & Hamilton, Inc.
  (Management Consulting Firm)

Member of the Executive and Finance Committees.

Mr. Freidheim is Vice Chairman of Booz, Allen & Hamilton, Inc., with which he has been affiliated since 1966. He is also a Director of LaSalle Street Fund Inc., MicroAge Inc., and Security Capital Group, Inc.

                                                                        YEAR FIRST
                                                                         ELECTED
NAME, PRINCIPAL OCCUPATION, COMMITTEE                                   A DIRECTOR
MEMBERSHIPS AND BUSINESS ASSOCIATIONS                         AGE      OF HOUSEHOLD
-------------------------------------                         ---      ------------
JAMES H. GILLIAM, JR.                                         53           1998
Director

Member of the Finance Committee.

Mr. Gilliam was employed in various capacities with Beneficial from 1979 until its merger with Household on June 30, 1998. At the time of the merger, he was an
Executive Vice President, General Counsel and a Director of Beneficial Corporation.
Mr. Gilliam is also a trustee of the Howard Hughes Medical Institute and a Director
of Bell Atlantic Corporation.

LOUIS E. LEVY                                                 66           1992
Director

Chair of the Audit Committee; member of the Finance
  Committee.

Mr. Levy retired as Vice Chairman of KPMG Peat Marwick LLP in 1990, having been with the firm since 1958. Mr. Levy is also a Director of BT Alex Brown/Flag
Investors Group of Mutual Funds and Kimberly-Clark Corporation.

GEORGE A. LORCH                                               57           1994
Chairman and Chief Executive Officer, Armstrong World
  Industries, Inc.
  (Manufacturer of Interior Finishes and Industrial
  Products)

Chair of the Compensation Committee; member of the Nominating & Governance Committee.

Mr. Lorch was appointed Chairman of the Board in 1994 and President and Chief
Executive Officer in 1993 and has been a Director of Armstrong World Industries,
Inc. since 1988. He has been affiliated with Armstrong since 1963. He is also a Director of R. R. Donnelley & Sons Company and Warner-Lambert Company.

JOHN D. NICHOLS                                               68           1988
Director

Chair of the Executive Committee; "ex officio" non-voting member of the Audit, Compensation, Finance and Nominating
  & Governance Committees.

Mr. Nichols retired as Chairman of the Board of Illinois Tool Works Inc. in 1996,
having served in that role since 1986, previously serving as its President from
1982 through 1986 and Chief Executive Officer from 1982 until 1995. Mr. Nichols had been a Director of Illinois Tool Works since 1981. Mr. Nichols is a Director of
Grand Eagle Companies Inc., Philip Morris Companies Inc., and Rockwell
International Corporation.

JAMES B. PITBLADO                                             66           1994
Director

Chair of the Finance Committee; member of the Audit
  Committee.

Prior to his 1994 retirement, Mr. Pitblado had been a Senior Executive with RBC
Dominion Securities, Inc. of Toronto, Canada and its predecessor companies for 35 years and served as Chairman from 1985 until 1992. He was a Director of Household
Financial Corporation Limited (the Canadian business unit of Household) between
1984 and 1994.

                                                                        YEAR FIRST
                                                                         ELECTED
NAME, PRINCIPAL OCCUPATION, COMMITTEE                                   A DIRECTOR
MEMBERSHIPS AND BUSINESS ASSOCIATIONS                         AGE      OF HOUSEHOLD
-------------------------------------                         ---      ------------
S. JAY STEWART                                                60           1994
Chairman and Chief Executive Officer, Morton International,
  Inc.

  (Manufacturer of Specialty Chemicals and Salt)

Member of the Compensation and Executive Committees.
Mr. Stewart has been the Chairman of the Board and Chief Executive Officer of Morton International, Inc. since 1994 and a Director since 1989. From 1989 through
1994 he was President and Chief Operating Officer of Morton International. Mr.
Stewart is also a Director of Autoliv, Inc.

LOUIS W. SULLIVAN, M.D.                                       65           1993
President of Morehouse School of Medicine
  (Educational Institution)

Member of the Compensation and Nominating & Governance
  Committees.

Dr. Sullivan has been President of the Morehouse School of Medicine in Atlanta,
Georgia since 1993. He held the same position from 1981 until 1989 when he was confirmed as United States Secretary of Health and Human Services. Dr. Sullivan is also a Director of Bristol-Myers Squibb Company, CIGNA Corporation, Endo Vascular
Instruments, Inc., Equifax Inc., General Motors Corporation, Georgia-Pacific
Corporation, and Minnesota Mining and Manufacturing Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR
DIRECTORS.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors has responsibility for establishing broad corporate policies and reviews Household's overall performance rather than day-to-day operations. The Board's primary responsibility is to represent the interests of Household's stockholders, as a whole, by advising and directing the company's managers, while seeking to protect and enhance Household's assets and earnings. The Board selects, evaluates and provides for the succession of top management and, subject to shareholder election, Directors. It reviews and approves corporate objectives and strategies, and evaluates proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on your company. We keep Directors informed of company activity through regular written reports and presentations at Board and committee meetings.

  The Board of Directors met six times in 1998. Each Director attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such Director was a member.

  The Board has standing Audit, Compensation, Executive, Finance and Nominating & Governance Committees. Each independent Director serves on at least two committees. Messrs. Aldinger, Farris and Gilliam are the only non-independent Directors on the Board. Mr. Nichols, in his role as Chair of the Executive Committee, attends all Board and committee meetings. Mr. Aldinger also attends these meetings except those where independent Directors desire to meet in executive session. He does not participate in any meeting at which his compensation is evaluated.

  The AUDIT COMMITTEE oversees our accounting, auditing and financial reporting practices. It recommends to the Board the selection of independent public accountants to serve as auditors. The Audit Committee reviews the scope of the audits conducted by the independent and internal auditors, together with their audit reports and recommendations. They also review our internal accounting controls with the independent public accountants. The Audit Committee met four times in 1998 and is comprised entirely of independent Directors.

  The COMPENSATION COMMITTEE determines the annual salary, bonus and other benefits, including incentive compensation awards, of our senior management. It evaluates existing and proposed employee benefit plans and may propose plan changes to the Board. The Compensation Committee met four times in 1998 and is comprised entirely of independent Directors.

  The EXECUTIVE COMMITTEE can exercise many of the Board's duties between Board meetings. The Executive Committee met twice in 1998.

  The FINANCE COMMITTEE reviews our financial policies and condition. It sets dividend policy and considers the company's financing requirements and capital plans. The Finance Committee met four times in 1998 and is comprised entirely of Directors who are not officers or employees of Household or any of its subsidiaries.

  The NOMINATING & GOVERNANCE COMMITTEE recommends the Directors to be nominated for election at each Annual Meeting of Stockholders, nominates individuals to fill any vacancies which may occur on the Board, and reviews management succession and development plans. The Nominating & Governance Committee also reviews Board size and composition, as well as Director compensation. The Nominating & Governance Committee will consider Director nominations made by our stockholders if they are submitted in writing and sent to the Corporate Secretary of Household at Household's headquarters. Any stockholder wishing to recommend a proposed nominee should contact the Corporate Secretary to verify the nominating procedures. The Nominating & Governance Committee met once during 1998 and is comprised entirely of independent Directors.

DIRECTOR COMPENSATION

  In 1998, independent Directors of Household received an annual cash retainer of $30,000, an annual cash retainer of $4,000 for each committee on which they served, and, in certain instances, shares of Household Common Stock or phantom stock. Household does not pay meeting attendance fees to its Directors. The Chairs of the Audit, Compensation, Finance and Nominating Committees received an additional $5,000, and the Chair of the Executive Committee received an additional $30,000. Directors who are employees of, or personal consultants to, Household do not receive any additional compensation related to their Board service.

  In 1998, independent Directors could elect to receive all or a portion of their cash compensation in shares of Household Common Stock or defer it under the Deferred Fee Plan for Directors. Under the Deferred Fee Plan, Directors may invest their deferred compensation in either units of phantom shares of our Common Stock, with dividends credited toward additional stock units, or cash, with interest credited at a market rate set under the plan. At the end of the deferred period, all accumulated amounts under the Deferred Fee Plan for Directors will be paid in shares of Household Common Stock either in a lump sum or installments as selected by the Director. During 1998, Directors elected to receive, in aggregate, 88% of their cash compensation in stock or deferred into phantom shares of Household Common Stock.

  Effective in January 1999, Household's compensation plan for independent Directors changed as follows: the annual cash retainer was increased from $30,000 to $50,000 (except that the chair of the Executive Committee receives a retainer of $62,000); the $4,000 cash retainer for service on each committee was eliminated; the award of 3,000 shares of Household Common Stock upon joining the Board was eliminated; and effective for compensation payable in the year 2000, Directors may irrevocably elect prior to the start of each calendar year to apply all or a portion of their retainer to purchase options to acquire Household Common Stock. The value of each option will be the fair market value of the option as determined in accordance with the Black-Scholes model (a commonly used formula to determine the value of a stock option) on the last business day of June. The exercise price for each share covered by an option will be the fair market value of Household Common Stock on that day, which is the average of the high and low sales prices for Household Common Stock as published in The Wall Street Journal.

  In November 1998, independent Directors received their annual option to purchase 8,000 shares of Household Common Stock at the stock's fair market value on the day the option was granted, an increase of 500 shares compared to 1997 (post-split). Director options have a term of ten years and one day, fully vest six months from the date granted, and once vested, are exercisable at any time during the option term. Directors may use shares they already own to pay for shares bought through an option exercise.

  In 1995, the Directors' Retirement Income Plan was discontinued, and the present value of each Director's accrued benefit was deposited into the Deferred Phantom Stock Plan for Directors. Under the deferred stock plan, Directors with less than ten years of service received 750 (post-split) phantom shares of Household Common Stock annually during the first ten years of service as a Director. In January 1997, the Board eliminated this and all future Director retirement benefits. Any payouts to current Directors earned under the Deferred Phantom Stock Plan will be made only when a Director leaves the Board due to death, retirement or resignation. New Directors will not receive any retirement benefits.

  Household provides Directors with $250,000 of accidental death and dismemberment insurance and a $10 million personal excess liability insurance policy. Independent Directors also are offered, on terms that are not more favorable than those available to the general public, a MasterCard/Visa credit card issued by one of Household's subsidiaries with a credit limit of $15,000. Household is required to guarantee the repayment of amounts charged on each card. An apartment maintained by Household in New York City may be used by Directors for their personal use, as available. Directors are credited with $350 additional compensation for tax purposes for each night the apartment is used.

  Under Household's Matching Gift Program, we match charitable gifts to qualified organizations (subject to a maximum of $10,000 per year), with a double match for the first $500 donated to higher education institutions (both public and private) and eligible non-profit organizations which promote neighborhood revitalization or economic development for low and moderate income population. Each independent Director may ask us to contribute up to $5,000 annually to charities of the Director's choice which qualify under our philanthropic program.

CONSULTING AGREEMENTS WITH MESSRS. FARRIS AND GILLIAM

  On June 30, 1998, a subsidiary of Household merged with Beneficial Corporation. As part of the merger terms, certain directors and officers of Beneficial became Directors of Household and entered into consulting agreements with Household. David J. Farris was a member of the Office of the President, the Chief Operating Officer and a Director of Beneficial at the time of the merger. James H. Gilliam, Jr., served Beneficial as Executive Vice President, General Counsel and Director. Both individuals were appointed as Household Directors as of June 30, 1998. Mr. Farris agreed to provide consulting services for eighteen months (from June 30, 1998) in return for $1,500,000 (paid monthly). Mr. Gilliam agreed to provide consulting services to Household for twenty-four months (from June 30, 1998) for $1,000,000 per annum (paid monthly) as well as a guaranteed pension of $500,000 per year, commencing at age 55. The guaranteed pension will be offset by benefits paid under Beneficial defined benefit pension and savings plans. Messrs. Farris and Gilliam also receive reimbursement for business expenses incurred relating to Household matters. Messrs. Farris and Gilliam are current nominees for the Board of Directors.

SHARES OF HOUSEHOLD STOCK BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table lists the beneficial ownership, as of March 17, 1999, of Common Stock by each Director and nominee for Director, the executive officers named on page 14, and by all Directors and such executive officers as a group. "Beneficial ownership" includes shares for which an individual has direct or indirect voting or investment power and includes any shares the individual has a right to acquire within 60 days. No Director or executive officer owns any preferred stock of Household.

                                                 NUMBER OF        NUMBER OF
                                                   SHARES           COMMON
                                                BENEFICIALLY        STOCK
NAME OF BENEFICIAL OWNER                          OWNED(1)      EQUIVALENTS(2)      TOTAL
------------------------                        ------------    --------------      -----
William F. Aldinger...........................   1,818,500          11,141        1,829,641
Lawrence N. Bangs.............................     400,401           7,473          407,874
Robert C. Clark...............................       8,470               0            8,470
Robert J. Darnall.............................      30,347          10,480           40,827
Gary G. Dillon................................      90,563           8,965           99,528
John A. Edwardson.............................      27,079           6,574           33,653
Mary Johnston Evans...........................      35,209          13,225           48,434
David J. Farris...............................     577,641               0          577,641
Dudley Fishburn...............................      28,607           1,404           30,011
Cyrus F. Freidheim, Jr........................      33,450           9,365           42,815
James H. Gilliam, Jr..........................     122,907               0          122,907
Gary D. Gilmer................................     227,637           4,748          232,385
Louis E. Levy.................................      34,700           7,586           42,286
George A. Lorch...............................      27,777           7,962           35,739
Siddharth N. Mehta............................           0               0                0
John D. Nichols...............................     183,000          18,324          201,324
James B. Pitblado.............................      39,457           3,004           42,461
David A. Schoenholz...........................     374,668           5,607          380,275
S. Jay Stewart................................      34,370           3,302           37,672
Louis W. Sullivan.............................      27,811           5,250           33,061
                                                 ---------         -------        ---------
Directors and Executive Officers as a Group...   4,122,594         124,410        4,247,004(3)

---------------
(1) Directors and executive officers have sole voting and investment power over shares listed above, except as follows. The number of shares of Common Stock held by spouses or children in which beneficial ownership is disclaimed is as follows: Mr. Farris, 422; Mr. Nichols, 13,200; and Directors and executive officers as a group, 13,622. The number of shares of Common Stock held under Household's employee benefit plans in which participants have voting rights and/or investment power is as follows: Mr. Aldinger, 19,250; Mr. Gilmer, 46,961; Mr. Bangs, 59,890; Mr. Schoenholz, 21,396; Mr. Mehta, 0; and Directors and executive officers as a group, 147,497. The number of shares included in the table above which may be acquired by Household's executive officers through May 16, 1999, pursuant to the exercise of employee stock options is: Mr. Aldinger, 1,685,250; Mr. Gilmer, 148,125; Mr. Bangs, 264,000; Mr. Schoenholz, 242,343; Mr. Mehta, 0; and Directors and executive officers as a group, 2,623,718.

(2) Represents the number of Common Stock share equivalents owned by executive officers under Household's Supplemental TRIP and by Directors under Household's Deferred Fee Plan for Directors and the Deferred Phantom Stock Plan for Directors. These share equivalents do not have voting rights, but are valued according to the market price of the Common Stock. The share equivalents accrue dividends at the same rate as the Common Stock.

(3) No Director or executive officer beneficially owns directly or indirectly more than one percent of our Common Stock. Directors and executive officers as a group beneficially own .9% of the Common Stock.

     Our employees held 9,404,257 shares of Common Stock in TRIP as of December 31, 1998, excluding the shares held by Directors and executive officers shown in the table. Our Pooled Investment Fund ("PIF"), which holds assets of our domestic pension plan, held 3,776,421 shares of Common Stock as of December 31, 1998. Together, TRIP and PIF held 2.7% of the Common Stock outstanding on December 31, 1998.

STOCK OWNERSHIP GOALS

  We believe stock ownership by our executive officers and other key employees is important to create a culture that promotes shareholder value and aligns the interests of employees with yours. As a result, we established stock ownership goals for approximately 200 employees. Each is expected to hold Household Common Stock with a value equal to a multiple of two to six times (depending on position level) their annual base salary at the end of a five-year period. Each year these employees are expected to achieve at least one-fifth of their goal. Individual ownership goals rise with any salary increase. The following table reflects the stock ownership goals for the individuals in the Summary Compensation Table.

                                                                               STOCK OWNERSHIP GOAL
                                                                       -------------------------------------
                                                                                         AS A
                                                                         CURRENT       MULTIPLE      GOAL
                                                                          STOCK        OF BASE     NUMBER OF
NAME                                      TITLE                        OWNERSHIP(1)     SALARY     SHARES(2)
----                                      -----                        ------------    --------    ---------
William F. Aldinger    Chairman & Chief Executive Officer                144,391          6         150,588
Gary D. Gilmer         Group Executive -- U.S. Consumer Finance           84,260          5          62,745
Lawrence N. Bangs      Group Executive -- Private Label, United          143,874          5          62,745
                       Kingdom, Canada, Insurance, Auto Finance and
                       U.S. Consumer Banking
David A. Schoenholz    Executive Vice President -- Chief Financial       137,932          5          62,745
                       Officer
Siddharth N. Mehta     Group Executive -- U.S. BankCard                      -0-          5          62,745

---------------
(1) As of March 17, 1999, ownership goals include shares held directly and indirectly and the number of shares held under employee benefit plans, including Common Stock share equivalents held in the Supplemental TRIP. Mr. Aldinger will be expected to complete his goal by the year 2000. Based upon the Household Common Stock price per share as of December 31, 1998, Mr. Mehta is expected to own 12,549 shares by the year 2000.

(2) Calculated by multiplying the executive's base salary by the applicable multiple and dividing that amount by the fair market value of the Common Stock on December 31, 1998 ($39.8438 per share).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires Directors and executive officers and any persons holding more than ten percent of a registered class of our equity securities to report their initial ownership and any subsequent change to the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. We are required to tell you in the annual Proxy Statement if we know of any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based on this, all Section 16(a) filing requirements were complied with, except that Mr. John D. Nichols, a Director, failed to timely file a report reflecting an open market purchase of 3,300 shares on November 3, 1998 for his IRA account.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table lists the owners of more than 5% of our Common Stock as of December 31, 1998.

                                                      NUMBER
                                                    OF SHARES
                NAME AND ADDRESS                   BENEFICIALLY   PERCENT
TITLE OF CLASS  OF BENEFICIAL OWNER                   OWNED       OF CLASS
--------------  -------------------                ------------   --------
Common Stock..  Capital Research and Management     50,801,080(1)   10.5%
                Company
                333 South Hope Street
                Los Angeles, CA 90071
Common Stock..  FMR Corp.                           40,711,141(2)    8.4%
                82 Devonshire Street
                Boston, MA 02109

---------------
(1) Capital Research and Management Company filed a Schedule 13G with the SEC disclosing that, as of December 31, 1998, it had sole dispositive power over 50,801,080 shares of Household Common Stock for which beneficial ownership is disclaimed, no sole voting power and no shared voting power over shares of Household Common Stock.

(2) FMR Corp. filed a Schedule 13G with the SEC disclosing that, as of December 31, 1998, it had sole dispositive power over 40,711,141 shares of Household Common Stock, sole voting power over 2,514,260 shares of Household Common Stock and no shared voting power over shares of Household Common Stock.

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION

  This Compensation Committee Report on Executive Compensation should not be considered part of other documents we have filed or are required to file with the SEC.

GENERAL

  The Compensation Committee of Household's Board of Directors (the "Committee") determines salaries and salary ranges, incentive compensation and other compensation for the top five highest paid employees and direct reports to the Chief Executive Officer. The Committee also examines and recommends to the Board of Directors the creation or amendment of company pension, benefit or compensation plans and programs. The Committee grants stock options, restricted stock rights and other awards under our executive compensation plans. The Committee establishes financial and qualitative performance goals, which may be objective or subjective, for each of the executive officers listed in the Proxy Statement and all other direct reports to Mr. Aldinger. It later reviews whether the performance goals were met during the specified period and determines the compensation to be paid. A report on each officer's performance is then presented to and reviewed by the Board of Directors.

  In 1998, we retained a new compensation consulting firm, Frederic W. Cook & Co., Inc., to advise the Committee as to the competitiveness of compensation paid to our senior officers. Frederic W. Cook & Co., Inc. reviews our compensation programs and goals and compares them to companies inside and outside our comparator group. Frederic W. Cook & Co., Inc. reviewed the compensation for the Chief Executive Officer and the next four most highly paid officers for 1998 and reported to the Committee that the compensation of such officers is within current market practice.

COMPENSATION PHILOSOPHY AND GOALS

  Our corporate goal is to link compensation to financial performance. We designed our compensation so that base salaries are generally competitive with our comparator group (ten companies, all in the S&P Financials), with substantially higher earnings potential on bonus and long-term compensation if we deliver superior shareholder earnings results. Performance is measured primarily by earnings per share ("EPS") growth. We are a pay for performance company.

  The executive compensation policy is designed to retain and attract exceptional executives by offering highly competitive compensation for superior performance. In addition to reviewing compensation and performance within our comparator group, the Committee also measures each executive's performance on an individual, business unit and corporate basis.

  We believe the stockholder's interests are best served when a significant portion of an executive's total compensation is at risk based on meeting specific performance goals. These objectives are designed to help us achieve our strategic and financial goals, and specifically, to improve shareholder value. To support our belief in pay for performance, Household adopted, and shareholders approved, the 1998 Key Executive Bonus Plan for members of senior management in 1998. This is a short-term cash incentive plan which places even more emphasis on shared objectives and corporate performance while remaining deductible as a "performance based" plan under the Internal Revenue Code of 1986. The bonus pool for this Plan will equal 5% of the company's net income that exceeds the net income required to achieve a 12% return on average common shareholder equity ("ROE"), as determined in accordance with the Plan for the plan year. If ROE is less than the designated threshold, no bonus will be paid under this Plan. The Committee will determine at the beginning of each year what percentage of the bonus pool will be allocated to each participating executive and is not required to award the entire bonus pool. The Committee exercises its discretion in determining actual bonus awards by setting financial objectives at the beginning of each year which may include meeting targeted growth, a targeted loss reserve ratio; a targeted equity to managed assets ratio; a targeted EPS; reducing expenses and charge-offs by specified percentages; and attaining specified net income and operating efficiency ratios for the company and/or the executive's respective business unit.

  Our policy encourages stock ownership by executives. We wish to make their personal net worth heavily dependent on appreciation in the value of our stock over the long term. The Committee believes, and management supports, the decision that long-term incentive compensation for senior executives should be restricted to stock option grants. Prior long-term compensation plans included restricted stock rights or long-term incentive cash payouts. Final payments under these plans are disclosed in this Proxy Statement. Future senior executive compensation -- except in unusual circumstances -- will be limited to salary, cash bonus, and stock options. In keeping with market practice, certain supplemental benefits and perquisites are also provided.

  The four components of executive compensation are:

  Base Salary: Determined by individual financial and non-financial performance, actual pay versus market data for each position and general economic conditions. In administering base pay, all executive positions are evaluated and placed in appropriate career bands. Market data for each position is reviewed annually to evaluate our competitiveness.

  Annual Cash Bonus: Tied directly to individual and corporate financial performance, the annual bonus encourages potential recipients to achieve individual, business unit and corporate financial and operational goals. Excellent performance is encouraged by placing a significant part of the executive's total compensation at risk. Therefore, when certain objective or subjective performance goals are not met, annual bonuses may be reduced or not paid.

  Long-Term Incentives: Stock options provide our executives with incentive to maximize shareholder value. Stock options create a common interest between management and you. Option awards are based on the Committee's evaluation of the executive's performance.

  Executive Benefits: Household provides its executive management with the broad benefit coverage available to all employees as well as specific, targeted supplemental benefits and perquisites that are necessary to be competitive in this market.

EXECUTIVE OFFICER COMPENSATION

- Chief Executive Officer

  Mr. Aldinger's 1998 base salary was determined by the Committee through an evaluation of his prior year's performance, value to the company and market data prepared by Frederic W. Cook & Co., Inc. He received a 25% salary increase in September 1998, in recognition of his increased duties and responsibilities as a result of the successful merger with Beneficial Corporation. His last salary increase was in January 1997.

  Mr. Aldinger's annual cash bonus was determined based on the satisfaction of shared objective financial performance goals. In accordance with the intent and purposes of the 1998 Key Executive Bonus Plan, the bonus pool generated was $19,500,000. The shared financial performance goals for Mr. Aldinger were: (a) targeted earnings per share, (b) targeted return on equity, (c) targeted core receivable growth, (d) targeted operating efficiency ratio, (e) targeted reserve to non-performing loans, and (f) targeted tangible equity to managed assets. Mr. Aldinger's maximum bonus opportunity for 1998, as approved by the Committee, was 30% of the pool, or $5,850,000. His approved 1998 bonus was $2,300,000, which represented 12% of the pool, based on corporate performance as certified by the Committee.

- Other Executive Officers

  The other executive officers reviewed by the Committee and named in this Proxy Statement were also paid annual bonuses under the 1998 Key Executive Bonus Plan based on (i) position level, which determines the maximum percentage of the bonus pool which may be awarded (this ranges from 5% to 11%) and (ii) achievement of certain shared Household objective financial performance goals and the satisfaction of specific individual objective and subjective performance goals relating to the company and their individual business unit. No executive officer received the maximum amount permitted by the Plan.

- Long-Term Incentive Compensation

  In 1998, awards made to executive officers under the 1996 Long-Term Executive Incentive Compensation Plan were comprised solely of stock options. The Committee believes that compensation based on an increase of our Common Stock price is an appropriate method of providing long-term incentives.

  The Committee believes a long-term award must be meaningful in order to provide the best incentive and retain the best executives. Our aim is to provide a compensation package that rewards superior performance. The Committee's award recommendation was based on a review of each executive's performance for the year, the executive's value to the company, previous option awards and restricted stock rights currently held by such executive, and competitive information provided by Frederick W. Cook & Co., Inc. No specific weight was accorded to any of the factors noted in this decision process.

  Although current practice is to limit executive compensation to cash and stock options, certain payments were made in 1998 based on prior compensation plans. For instance, 25% of the Special Performance Share

Awards granted on February 1, 1994 to Mr. Schoenholz vested and was paid to him in cash, based upon the fair market value of Household Common Stock on the date the award vested in early 1998. The remaining installment will vest in 1999 so long as Mr. Schoenholz remains a Household employee and the company achieves performance measurements adopted by the Committee.

- Employment Agreements

  As a result of enlarged responsibilities due to the merger with Beneficial, and with the intent to retain key executives, the Committee decided it was appropriate to review the employment contracts we have with Mr. Aldinger and other senior executive officers. The agreements that were in place were drafted from a model created in 1984 and have had minimal revisions to reflect the changes that have occurred in competitive business practices. Based on this review, we approved new employment agreements with Mr. Aldinger and each of our senior executive officers, which fall well within the competitive norm for such agreements. Also, in connection with the new employment agreement for Mr. Aldinger, we amended his Supplemental Employee Retirement Plan to reflect certain changes made in his employment agreement. The material terms of these new agreements are discussed at pages 17, 18 and 19.

TAX DEDUCTIBILITY

  We established compensation programs which we believe meet all the current tests required for compensation to be deductible to us for federal income tax purposes. The Committee has directed the company to modify, when necessary, compensation plans for its executive officers to maximize our federal tax deduction. The Committee reserves the right to use good independent judgment, on a case by case basis, to make nondeductible awards to reward employees for excellent service or recruit new executives while taking into consideration the financial effects such action may have on the company.

  It is the Committee's view that the compensation package of Mr. Aldinger and each of the named executive officers was based on an appropriate balance of (1) our overall or a particular business unit's 1998 financial performance, (2) the officer's individual performance, and (3) competitive standards. No member of the Committee is a former or current officer or employee of Household or any of its subsidiaries.

COMPENSATION COMMITTEE

     G. A. Lorch, Chairman
     R. J. Darnall
     J. A. Edwardson
     S. J. Stewart
     L. W. Sullivan, M.D.

PERFORMANCE OF HOUSEHOLD

  The graphs, charts and related disclosures contained in this section of the Proxy Statement should not be considered part of ("incorporated by reference") other documents we have filed or must file with the SEC. The stock price performance shown in the graphs does not necessarily indicate future price performance.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
 ASSUMES INVESTMENT OF $100 BEGINNING DECEMBER 31, 1993 AND THE REINVESTMENT OF
LINE GRAPH                         DIVIDENDS.

                                                        HOUSEHOLD                S&P FINANCIALS                  S&P 500
                                                        ---------                --------------                  -------
'12/93'                                                  100.00                      100.00                      100.00
'12/94'                                                  118.00                       97.00                      101.00
'12/95'                                                  194.00                      149.00                      139.00
'12/96'                                                  306.00                      201.00                      171.00
'12/97'                                                  429.00                      297.00                      228.00
'12/98'                                                  405.00                      331.00                      293.00

---------------------------------------------------------------------------------------------------------------------------------
       TOTAL RETURN              12/93            12/94            12/95            12/96            12/97            12/98
---------------------------------------------------------------------------------------------------------------------------------
  Household                       100              118              194              306              429              405
---------------------------------------------------------------------------------------------------------------------------------
  S&P Financials                  100               97              149              201              297              331
---------------------------------------------------------------------------------------------------------------------------------
  S&P 500                         100              101              139              171              228              293
---------------------------------------------------------------------------------------------------------------------------------

  Each chart compares total returns (assuming all dividends are reinvested) of Household, the Standard & Poor's 500 Composite Stock Price Index ("S&P 500"), and the Standard & Poor's Composite Financial Stock Price Index ("S&P Financials"). Our Common Stock is included in both of the S&P indices. The charts assume $100 was invested in Household Common Stock on December 31, 1993, and that all dividends are reinvested. We are required to publish the five-year return chart so you can compare our performance to other stocks. We also have included information below showing total return over different periods because shares may have been acquired at different times and we believe it is helpful to know how the stock performed in other periods.

  The estimated compound annual total return (which is the stock price appreciation that occurs over the period noted plus the value of dividends paid to shareholders and reinvested over that same period of time) for the past one, three, five and ten year periods for Household's Common Stock and the noted indices was as follows (in percentages):

----------------------------------------------------------------------------------------------------------------------------
                                                          3 YEARS                  5 YEARS                  10 YEARS
     TOTAL RETURN                  1998                 (1996-1998)              (1994-1998)              (1989-1998)
----------------------------------------------------------------------------------------------------------------------------
  Household                        (6)%                     28%                      32%                      21%
  S&P Financials                   11%                      31%                      27%                      22%
  S&P 500                          29%                      28%                      24%                      19%
----------------------------------------------------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

  The table below discloses information concerning compensation for services rendered during 1998, 1997 and 1996 to Household and its subsidiaries by its Chief Executive Officer and each of the four most highly paid executive officers of Household as of December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                       -------------------------------------
                                                                                         AWARDS     PAYOUTS
                                                      ANNUAL COMPENSATION              ----------   --------
                                            ---------------------------------------      NUMBER
                                                                         OTHER         OF SHARES
NAME AND                                                                ANNUAL         UNDERLYING     LTIP       ALL OTHER
PRINCIPAL POSITION                   YEAR    SALARY      BONUS      COMPENSATION(1)     OPTIONS     PAYOUTS     COMPENSATION
----------------------------------------------------------------------------------------------------------------------------
William F. Aldinger                  1998   $888,463   $2,300,000      $  82,188        500,000        --         $151,383(2)
Chairman, Chief Executive            1997    794,233    1,500,000        186,185        450,000        --          155,156
Officer and Director                 1996    700,002    1,525,000        119,089        375,000        --           98,633
----------------------------------------------------------------------------------------------------------------------------
Gary D. Gilmer                       1998   $404,809   $  850,000      $ 288,951        134,000        --         $ 34,954(2)
Group Executive --                   1997    296,155      270,000        579,368         75,000        --           36,070
U.S. Consumer Finance                1996    275,001      247,500        413,314         45,000        --           27,567
----------------------------------------------------------------------------------------------------------------------------
Lawrence N. Bangs                    1998   $390,385   $  850,000      $ 181,285        134,000        --         $ 67,360(2)
Group Executive --                   1997    355,770      413,000       (118,976)       120,000        --           58,741
Private Label, United                1996    300,001      330,000        --              90,000        --           39,142
Kingdom, Canada, Insurance, Auto
Finance and U.S. Consumer Banking
----------------------------------------------------------------------------------------------------------------------------
David A. Schoenholz                  1998   $425,482   $  750,000        --             134,000     $222,305(3)   $ 56,918(2)
Executive Vice President --          1997    370,674      435,000        --             120,000      172,813(3)     51,844
Chief Financial Officer              1996    300,001      456,364        --              90,000       80,000(4)     33,672
----------------------------------------------------------------------------------------------------------------------------
Siddharth N. Mehta(5)                1998   $259,615   $  700,000      $  59,188        434,000        --           --
Group Executive --                   1997      --          --            --               --           --           --
U.S. BankCard                        1996      --          --            --               --           --           --
----------------------------------------------------------------------------------------------------------------------------

(1) Other Annual Compensation includes items such as financial planning services, physical exams, club initiation fees, expatriate benefits, and car allowances. SEC rules require disclosure of the specific type and amount of compensation when a benefit exceeds 25 percent of the total Other Annual Compensation for an individual executive officer. That itemization follows:
    Car allowances for 1998 were: Mr. Aldinger, $15,577; Mr. Gilmer, $10,873; Mr. Bangs, $11,014; Mr. Schoenholz, $11,423; and Mr. Mehta, $5,712. Mr.
    Aldinger: Board policy expressly directs the Chairman to use our corporate aircraft to the fullest extent for business and personal travel and that personal aircraft use be reported on his W-2. Under the IRS formula, his personal use of company aircraft was calculated to be $48,170 in 1998, $84,010 in 1997, and $89,794 in 1996. In 1997, he received $61,892 for country club initiation fees. Mr. Gilmer: Mr. Gilmer was transferred to the U.K. in 1995 as Managing Director of HFC Bank plc. He returned to the United States in January, 1998. Included in Other Annual Compensation are tax equalization, relocation, housing and cost of living payments and adjustments. In 1998, $276,203 was paid to Mr. Gilmer relating to such payments and adjustments. Of that amount, $125,166 was paid in reimbursement of U.K. tax liability; $65,956 was paid in reimbursement of U.S. tax liability; and $53,082 was paid for relocation expenses. In 1997, he received a $74,400 housing allowance; $59,055 cost of living adjustment; $52,004 relocation payment; and $362,381 tax equalization payments and gross-up. For 1996, his housing allowance was $74,400; cost of living adjustment was $52,908; and expatriate tax benefits were $263,813. Mr.
    Bangs: In 1998, Mr. Bangs received $190,474 in reimbursement of U.K. tax liability, he repaid Household $76,131 for tax equalization reimbursements previously paid to him and he received a $54,929 tax gross-up relating to repayment of the tax equalization reimbursement. In 1997, Mr. Bangs reimbursed the company $133,817 for expatriate tax equalization settlements for tax years 1995 ($99,536) and 1996 ($34,281). The tax equalization reimbursements relate to payments made by the company to him while he worked in the U.K. Mr. Mehta: Mr. Mehta received $46,477 in relocation expenses.

(2) Includes life insurance premiums paid by Household in 1998 for the benefit of executives as follows: Mr. Aldinger, $8,075; Mr. Gilmer, $2,911; Mr. Bangs, $19,157; and Mr. Schoenholz, $5,289. The remaining amounts shown being Household's contribution for the executive officer's participation in TRIP and Supplemental TRIP (see page 18).

(3) The payments shown for 1998 and 1997 represented the payouts of 25% of a Special Performance Share Award granted February 1, 1994, to Mr. Schoenholz (5,250 shares) at the $42.3438 and $32.92 (split-adjusted) per share fair market values of Household Common Stock on February 2, 1998, and February 3, 1997, respectively.

(4) The payment shown for 1996 represented Performance Unit Award payouts for 1994, 1995 and 1996 under the 1984 Plan.

(5) Mr. Mehta joined Household on June 15, 1998. The salary shown is for the period from June 15, 1998, to December 31, 1998. Under the terms of his employment agreement, Mr. Mehta was guaranteed a bonus of $600,000 for the 1998 calendar year. Upon joining Household, Mr. Mehta received an option to acquire 300,000 shares of Household Common Stock.

INCENTIVE AND STOCK OPTION PLANS

  Household's stockholders previously approved the 1996 Long-Term Executive Incentive Compensation Plan (the "1996 Plan"). The Committee has discretion to grant employees awards under the 1996 Plan. The Committee may award stock options, restricted stock rights or common shares as incentive compensation. Until stockholders approve a new incentive compensation plan, all incentive awards will be made under the 1996 Plan. Following amendments adopted by the Board in 1997 and 1998, the 1996 Plan now allows certain optionees to transfer options within specific rules and limitations and provides for immediate vesting of all outstanding awards in the event of a change in control of Household.

  Under the 1996 Plan, the Committee may grant any type of option to purchase shares of Household Common Stock that is legally permitted at the time of grant. Options will generally not be exercisable less than one year nor more than ten years and one day from the date of grant. However, the Committee may extend the expiration date of any option provided it does not exceed fifteen years from the date the option is granted. The Committee has not extended the expiration date of any option granted to any of the named executive officers. The option price per share under each plan will not be less than the fair market value of one share of Common Stock on the date of grant. Any unissued shares or shares subject to option grants which expire will be made available for issuance by the Committee in the future. Shares of Common Stock issued under the 1996 Plan may be authorized but unissued shares, treasury shares, or shares purchased in the open market.

  Options to acquire Household Common Stock are also outstanding under an incentive plan adopted by stockholders in 1984 (the "1984 Plan"), an option plan assumed by Household when it merged with ACC Consumer Finance Corporation in October, 1997, and two option plans assumed by Household when its merger with Beneficial Corporation closed in June, 1998. All options outstanding under the 1984 Plan and the ACC and Beneficial plans are fully vested. No further awards will be made under any of these plans. Payment for options under each of the plans may be made with cash or, at the discretion of the Committee, with shares of Household Common Stock or both cash and shares.

  On March 17, 1999, there were 11,888,907 shares of our Common Stock available for issuance under the 1996 Plan, while options to acquire 7,238,818 shares were outstanding under the 1984 Plan and options to purchase 2,143,292 shares were outstanding under the ACC and Beneficial option plans. These amounts will be proportionately adjusted for any stock dividends, stock splits, consolidations or reclassifications.

  The 1996 Plan authorizes the Committee to grant Restricted Stock Rights ("RSRs"). RSRs entitle an employee to receive shares of Household Common Stock if the employee satisfies conditions set by the Committee in the award. The most common condition requires the employee to remain employed by Household for a period before the actual shares are issued to the employee. The Committee may accelerate any payment prior to the vesting period for reasons such as achieving individual or corporate performance levels established when the RSR was granted. If there is a change in control of Household, all outstanding RSRs vest in full. A holder of RSRs is not entitled to any of the rights of a holder of Common Stock until the shares are issued; however, the Committee may direct Household to pay the holder cash equal to the cash dividends declared on Household Common Stock for each share of stock subject to an RSR. Since 1995, the only RSRs granted to Household's executive officers were granted in 1997 in substitution of Performance Share Awards that were discontinued by the Committee. As of December 31, 1998, 1,458 employees had outstanding RSRs representing 1,746,378 shares.

  The average purchase price for all outstanding options held by the 775 participants in the 1984, 1996, ACC and Beneficial Plans at December 31, 1998, was $20.2555 with expiration dates from 1999 to 2008. The following table shows option exercises by the named executives in 1998 and their gain ("value realized"), which is the market value on the exercise date less the price of the option when it was granted. It also shows the number of options that have not been exercised and their potential value using the fair market value on December 31, 1998.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                               NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                                  UNDERLYING                   IN-THE-MONEY
                                                            UNEXERCISED OPTIONS AT              OPTIONS AT
                                                               DECEMBER 31, 1998           DECEMBER 31, 1998(1)
                                    SHARES      VALUE     ---------------------------   ---------------------------
              NAME                 EXERCISED   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                 ---------   --------   -----------   -------------   -----------   -------------
William F. Aldinger                      0     $      0    1,594,500      1,206,500     $34,766,039    $7,769,707
Gary D. Gilmer                      28,500      517,688      135,375        238,625       2,486,011     1,271,634
Lawrence N. Bangs                   22,200      453,473      251,250        311,750       4,630,725     1,843,337
David A. Schoenholz                  9,075      248,217      221,868        311,975       3,913,847     1,896,112
Siddharth N. Mehta                       0            0            0        434,000               0       422,944

---------------
(1) Calculated based on the fair market value of Household Common Stock on December 31, 1998 ($39.8438 per share)

  Executives who report to the Board or the Chief Executive Officer may receive assistance in exercising stock options awarded under the 1984 and 1996 Plans. The Committee may direct the company to lend funds or guarantee loans that will be used to pay the exercise price for an option. Loans have a maximum term of eight years. Loans extended under the Plans bear interest at a variable rate that is adjusted each year to equal the greater of the average annual rate for three-year U.S. Treasury notes for the preceding calendar year (5.16 percent for 1998), and the applicable rate in effect under Section 1274(d) of the Internal Revenue Code ("Code") at the time the loan is made (currently 4.83 percent for loans made in March, 1999).

  The following lists the unpaid principal balances for executive officers with loans outstanding under the Plans during 1998 and for all executive officers as a group.

                                                        BALANCE AS OF     MAXIMUM BALANCE
              NAME                                    DECEMBER 31, 1998     DURING 1998
              ----                                    -----------------   ---------------
Gary D. Gilmer                                           $  536,854         $  544,470
Lawrence N. Bangs                                           938,403            988,403
David A. Schoenholz                                       1,611,767          1,672,599
All Executive Officers as a Group(1)                     $4,467,189         $6,172,092

---------------
(1) The balance as of December 31, 1998 represents loans to six persons, and the maximum balance during 1998 represent loans to eight persons.

  The following table shows the number of stock options granted in 1998 to the named executives, the percentage each award is of the total granted to employees in 1998, the per share exercise or base price and the expiration date. The table also presents the potential realizable value for each grant and the resulting benefit to all Household Common Stock shareholders if the assumed appreciation in stock price occurs. The presentation of stock options in the table below is required by SEC rules and is not intended to forecast possible future appreciation, if any, of the Common Stock price. We did not use any alternative formula for a grant date valuation as we are not aware of any formula which will determine, with reasonable accuracy, a present value for stock options based on future unknown or volatile factors.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS(1)                         POTENTIAL REALIZABLE
                                   ----------------------------------------------------           VALUE AT ASSUMED
                                     NUMBER       % OF TOTAL                                   ANNUAL RATES OF STOCK
                                   OF SHARES       OPTIONS       EXERCISE                      PRICE APPRECIATION FOR
                                   UNDERLYING     GRANTED TO      OR BASE                           OPTION TERM
                                    OPTIONS       EMPLOYEES        PRICE     EXPIRATION   --------------------------------
              NAME                  GRANTED     IN FISCAL YEAR   ($/SHARE)      DATE            5%               10%
              ----                 ----------   --------------   ---------   ----------         --               ---
All Common Shareholders(2)              n/a           n/a                       n/a       $1,147,230,089   $28,249,269,658
All Employee Optionees(3)          2,276,000          100%       $36.6875    11/09/08     $   52,513,173   $   133,078,691
Optionee Gain as % of All Common
  Shareholders Gain                     n/a           n/a             n/a       n/a                 .05%              .05%
William F. Aldinger                 500,000          22.0        $36.6875    11/09/08         11,536,285        29,235,213
Gary D. Gilmer                      134,000           5.9        $36.6875    11/09/08          3,091,724         7,835,037
Lawrence N. Bangs                   134,000           5.9        $36.6875    11/09/08          3,091,724         7,835,037
David A. Schoenholz                 134,000           5.9        $36.6875    11/09/08          3,091,724         7,835,037
Siddharth N. Mehta(4)               300,000          13.2        $45.6875    06/15/08          8,619,787        21,844,233
                                    134,000           5.9        $36.6875    11/09/08          3,091,724         7,835,037

---------------
(1) Options to employees generally vest (can be exercised) as follows: 25% at each anniversary after the grant date with full vesting on the fourth anniversary. The 1984 and 1996 Plans allow the Committee to modify terms of outstanding options and to reprice the options. No options have ever been repriced by Household.

    The option holder may use shares already held to purchase the option shares or to pay withholding taxes. The options were granted for a term of ten years and one day, subject to earlier termination or certain events related to termination of employment.

(2) The "All Common Shareholders" line is shown for comparison purposes only. The Potential Realizable Value to all common shareholders is the aggregate net gain for all common shareholders using the fair market price of $36.6875 on the November 9, 1998, option grant date. Potential appreciation is calculated using assumed annual rates of 5% and 10% for a ten-year period. There can be no assurance that the Common Stock will perform at the rates shown in the table. Household will neither make nor endorse any predictions as to future stock performance.

(3) The option price shown for the "All Employee Optionees" line is $36.6875 (the fair market value option price as determined on the grant date of November 9, 1998). This option exercise price of $36.6875 is shown as it reflects approximately 87% of all employee options granted in 1998. Only the grant to Mr. Mehta on June 15, 1998 was made at a price that differed. The assumed expiration date for the "All Employee Optionees" line is November 9, 2008.

    In June 1998, we assumed Beneficial's stock option plans. All Beneficial options vested when the merger closed and converted into options to acquire 11,428,343 shares of Household Common Stock. These options are not considered new grants and are excluded from the total number of shares granted to employees during 1998 on the "All Employee Optionees" line.

    As described on page 7, on November 9, 1998, each independent Director received an option to purchase 8,000 shares of Household Common Stock. These options are not included in the information provided on the "All Employee Optionees" line.

(4) Upon joining Household on June 15, 1998, Mr. Mehta was awarded an option to acquire 300,000 shares.

EMPLOYMENT AGREEMENTS

  Executive officers have employment contracts approved by the Committee. With some exceptions, the initial term of each contract is 18 months, renewed daily, unless we choose not to renew the contract. During the contract term, each executive officer receives a minimum specified annual salary (which may be increased but not decreased), is entitled to receive benefits from our executive bonus and incentive plans, employee benefit plans, and medical, disability and life insurance plans, and is guaranteed benefits accrued under the current terms of our pension plan. We may terminate any contract for cause. An executive may terminate a contract if his or her compensation is reduced, there is a substantial reduction in responsibilities or the executive is given notice of non-renewal. With the exception of Mr. Aldinger, if a contract is terminated, the executive receives a lump sum payment, which approximates 150% of the executive's salary and bonus as well as health coverage at Household's expense for up to 18 months. In the case of Mr. Aldinger, the lump sum payment will approximate 200% of his salary and bonus. Mr. Aldinger will also be entitled to life, health and disability coverage, as well as automobile and financial counseling allowances, for up to two years.

  Under such contracts, an executive whose position is adversely influenced following a change in control of Household is entitled to receive a lump sum severance payment equal to or approximating 300% of the executive's salary and bonus. In addition, the executive will receive three additional years benefits under Household's retirement plans, as well as three additional years health, life and disability insurance coverage, and automobile and financial counseling allowances. Except in the case of Mr. Aldinger and during a limited 60 day period following a change in control during which an executive may voluntarily resign and receive severance payments, no executive will receive the additional severance payment following a change in control of Household unless the executive loses his or her job or experiences certain other adverse changes in compensation or job conditions. Mr. Aldinger is entitled to resign within 36 months after a change in control and receive all payments under the contract following a change in control.

  Severance payments considered "excess parachute payments" by Section 280G(b) of the Code are subject to federal excise tax. We will pay the executive an additional amount equal to the excise tax imposed under Section 4999 of the Code plus income tax payable with respect to the payment of such excise tax amount.

  Executive officers and Directors of Household have been, or may become customers of, or had transactions with, Household's subsidiaries. Such transactions, which include credit cards loans, are made by our subsidiaries in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those for comparable transactions with other persons and do not involve more than normal risk of loss or other unfavorable consequences.

SAVINGS-STOCK OWNERSHIP AND PENSION PLANS

  Household established its Tax Reduction Investment Plan ("TRIP"), which is a deferred profit-sharing and savings plan for our eligible employees. TRIP also qualifies as an employee stock ownership plan. With certain exceptions, an employee at least 21 years of age with one year of service (three years of service if under age 21) and not part of a collective bargaining unit may contribute into TRIP, on a pre-tax and after-tax basis, up to 15% of the participant's cash compensation (subject to a maximum annual pre-tax contribution by a participant of $10,000, as adjusted for cost of living increases, and certain other limitations imposed by the Code) and invest such contributions in Household Common Stock or separate equity or income funds.

  We match each participant's contribution in whole or in part at a rate we select, but the matching contributions may not exceed 15% of a participant's compensation. Our matching contributions are invested in Household Common Stock. The plan provides for immediate vesting of all contributions. With certain exceptions, a participant's after-tax contributions which have not been matched by us can be withdrawn at any time. Both our matching contributions made prior to 1999 and the participant's after-tax contributions may be withdrawn after five years of participation in the plan. A participant's pre-tax contributions and our matching contributions after 1998 may not be withdrawn except for an immediate financial hardship, upon termination of employment, or after attaining age 59 1/2. Participants may borrow from their TRIP accounts under certain circumstances.

  Household has also established the Supplemental Tax Reduction Investment Plan ("Supplemental TRIP") and the Excess Benefit Plan ("Excess Plan"), which are unfunded plans for eligible employees of Household and its participating subsidiaries whose participation in TRIP is limited by the Code. Only matching contributions required to be made by Household pursuant to the basic TRIP formula are invested in Supplemental TRIP through a credit to a bookkeeping account maintained by us which deems such contributions to be invested in Common Stock share equivalents.

  The Household Retirement Income Plan ("RIP") is a non-contributory, defined benefit pension plan for employees of Household and its U.S. subsidiaries who are at least 21 years of age with one year of service and not part of a collective bargaining unit. Annual pension benefits equal a percentage of an employee's "Final Average Salary" (as defined below) not in excess of "Covered Compensation" (as defined below) plus a percentage of an employee's Final Average Salary that exceeds Covered Compensation. "Covered Compensation" is the average of the Social Security taxable wage base over the 35-year period ending in the year of retirement or earlier termination of employment. "Final Average Salary" equals the average of salary plus bonus, whether paid in cash or stock, for the four successive highest paid years out of the employee's last 10 years of service. The percentage applied to Final Average Salary and Covered Compensation is determined on the basis of years of employment and age at retirement. This percentage increases as years of employment and age at retirement increase. Participants become fully vested in their accrued pension benefits after five years of vesting service. Payment of vested pension benefits normally begins at age 65, but an early retirement benefit at reduced levels may be paid if a participant is at least 55 years of age with 10 years of employment or, if the participant was an employee on December 31, 1989, is at least 50 years of age with 15 years of employment.

  In 1997, the Board adopted a Supplemental Employee Retirement Plan for Mr. Aldinger because he would not otherwise qualify for a full benefit due to his age when he joined Household. The Plan was subsequently amended and now entitles Mr. Aldinger to a pro rated age-60 pension benefit which is payable upon death, disability or termination of employment under certain circumstances unrelated to a change in control of Household. In the event of a change in control prior to age 60, Mr. Aldinger will receive a full age-60 benefit. In the event of retirement or severance prior to age 60, an actuarially reduced benefit will be paid. The age-60 pension benefit for Mr. Aldinger is a monthly single life annuity benefit with an annual amount equal to 50% of his average annual compensation offset by the equivalent monthly single life annuity benefit which he would be eligible to receive under RIP and Supplemental RIP. If Mr. Aldinger terminates employment after he attains age 65, then the benefit described above will be based on 55% of his average annual compensation, rather than 50% as described above.

  TRIP and RIP may be made available to members of a collective bargaining unit if inclusion results from good faith bargaining.

  A portion of the benefits payable under RIP to certain executive officers (including those named in the Summary Compensation Table) may be paid by Household through the Supplemental Retirement Income Plan ("Supplemental RIP"). Supplemental RIP was established due to the limitations imposed on the Retirement Plan by federal laws limiting benefits payable under tax-qualified plans. Payments made by Household under Supplemental RIP to certain officers have been deposited by such officers in trusts they created.

  The following table illustrates the amount of RIP (including Supplemental RIP and any related trust) total annual pension benefits on a straight-life annuity basis for eligible employees retiring at age 65 who were employed before 1990. If the employee was hired after 1989 and does not have at least 30 years of employment at retirement, their benefit will be reduced for each year less than
30. The amounts in this table are not subject to deduction for Social Security or other offset amounts and do not reflect any limitations on benefits imposed by ERISA or federal tax laws.

  The years of employment of Messrs. Aldinger, Gilmer, Bangs, Schoenholz and Mehta for purposes of RIP are, respectively, 4 years, 27 years, 39 years, 14 years and 0 years.

   AVERAGE ANNUAL
    COMPENSATION                                                           40 OR
    USED AS BASIS            15 TO 30              35 YEARS             MORE YEARS
FOR COMPUTING PENSION   YEAR OF EMPLOYMENT       OF EMPLOYMENT         OF EMPLOYMENT
---------------------   -------------------   -------------------   -------------------
$  400,000......            $  226,016            $  236,016            $  246,016
$  600,000......            $  340,016            $  355,016            $  370,016
$  800,000......            $  454,016            $  474,016            $  494,016
$1,000,000......            $  568,016            $  593,016            $  618,016
$2,000,000......            $1,138,016            $1,188,016            $1,238,016
$2,500,000......            $1,423,016            $1,485,516            $1,548,016
$3,000,000......            $1,708,016            $1,783,016            $1,858,016
$3,500,000......            $1,993,016            $2,080,516            $2,168,016

ITEM (2): RATIFICATION OF AUDITORS

  The Board of Directors, upon Audit Committee recommendation, voted to appoint Arthur Andersen LLP to serve as the independent public accountants for the fiscal year ending December 31, 1999. Although it is not required to do so, the Board is asking for your approval of this appointment. If the selection is not ratified, the Board of Directors will reconsider the appointment. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to speak to stockholders and answer their questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR HOUSEHOLD FOR 1999.

OTHER BUSINESS

  The management of Household knows of no business other than that stated in this Proxy Statement which will be presented for action at the Annual Meeting. If, however, other business should properly come before the meeting, the proxyholders will vote or refrain from voting in respect thereof in accordance with their best judgment.

  The 1998 Annual Report is being mailed to stockholders on or about March 30, 1999, with this proxy material. If for any reason you did not receive a copy of the report, another will be sent upon request.

  HOUSEHOLD WILL PROVIDE ANY HOUSEHOLD STOCKHOLDER A COPY OF HOUSEHOLD'S REPORT ON FORM 10-K FOR ITS MOST RECENT FISCAL YEAR AT NO COST. HOUSEHOLD IS REQUIRED TO FILE THIS 10-K REPORT WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR THE REPORT SHOULD BE DIRECTED TO THE CORPORATE COMMUNICATIONS DEPARTMENT, HOUSEHOLD INTERNATIONAL, INC., 2700 SANDERS ROAD, PROSPECT HEIGHTS, ILLINOIS 60070.

2000 ANNUAL MEETING OF HOUSEHOLD STOCKHOLDERS

  Stockholder proposals intended to be presented at the 2000 Annual Meeting must be received by Household on or before November 27, 1999, in order to be eligible for inclusion in Household's proxy materials relating to that meeting.

                                [HOUSEHOLD LOGO]


    PROXY/VOTING INSTRUCTION CARD FOR 1999 ANNUAL MEETING OF STOCKHOLDERS OF

                         HOUSEHOLD INTERNATIONAL, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints R.J. Darnall, M.J. Evans and J.D. Nichols, and each of them, true and lawful proxies, with power of substitution, to vote all shares of Common Stock of the undersigned, at the Annual Meeting of Stockholders of Household International, Inc., to be held May 12, 1999, and at any adjournment thereof, on any business that may properly come before the meeting, including the proposals set forth on the reverse side of this card, which are referred to in the Notice of 1999 Annual Meeting of Stockholders and Proxy Statement provided.

     IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.


                                     [MAP]

     Household's headquarters is located on Sanders Road in Prospect Heights, Illinois, approximately 25 miles northwest of downtown Chicago. Stockholders attending the meeting who will be using the Tri-State Tollway (Interstate Route
294) should exit at Willow Road, travel west on Willow Road to Sanders Road, and turn left at Sanders Road. Household's corporate headquarters is not served by public transportation.

     Parking facilities will be available for all those attending, and refreshments will be served beginning at 9:00 a.m.

                            HOUSEHOLD INTERNATIONAL
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /


 A VOTE FOR ITEMS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS. SHARES WILL
                   BE SO VOTED UNLESS YOU OTHERWISE INDICATE.



1.   Election of Directors                    For    Withheld       For All
                                              All       All          Except
                                              / /       / /            / /

     Nominees: W.F. Aldinger, R.J. Darnall, G.G. Dillon, J.A. Edwardson, M.J. Evans, D.J. Farris, J.D. Fishburn, C.F. Freidheim, Jr., J.H. Gilliam, Jr., L.E. Levy, G.A. Lorch, J.D. Nichols, J.B. Pitblado, S.J. Stewart, L.W. Sullivan.

(INSTRUCTION: To withhold authority to vote for any individual nominee, check the "For All Except" box above and strike a line through the nominee's name listed above.)

2.   Ratification of appointment of Arthur Andersen    For   Against   Abstain
     LLP as independent public accountants.            / /     / /       / /



                                             Date:
                                             -----------------------------------

                                             Please
                                             Sign:
                                             -----------------------------------

                                             Please
                                             Sign:
                                             -----------------------------------

                                             NOTE: PLEASE SIGN EXACTLY AS NAME
                                             APPEARS HEREON. FOR JOINT ACCOUNTS
                                             BOTH OWNERS SHOULD SIGN. WHEN
                                             SIGNING AS EXECUTOR, ADMINISTRATOR,
                                             ATTORNEY, TRUSTEE OR GUARDIAN,
                                             ETC., PLEASE SIGN YOUR FULL TITLE.

--------------------------------------------------------------------------------

                         DETACH PROXY CARD HERE


To Our Stockholders:

Whether or not you are able to attend our 1999 Annual Meeting of Stockholders, it is important that your shares be represented, no matter how many shares you own. Please complete and sign the proxy provided above, detach it at the perforation, and mail it in the enclosed postage-paid envelope addressed to Household International, c/o Harris Trust and Savings Bank.

Your vote will be kept permanently confidential as described in the enclosed Proxy Statement.

In order to reduce the number of duplicate mailings of proxy materials, Household has consolidated on a single proxy/voting instruction card all of your holdings in Household Common Stock registered under the identical name and tax identification number, including ownership that may be attributed to Household's Dividend Reinvestment & Common Stock Purchase Plan, our Employee Stock Purchase Plan, our 401(k) employee benefit plan, the Tax Reduction Investment Plan ("TRIP"), our matching contribution plan for Canadian employees, the Match and Save Plan, the Beneficial Employees Stock Purchase Plan and the Beneficial Key Employees Stock Bonus Plan. The proxy also provides voting instructions for shares of Household Common Stock held in TRIP as disclosed in the Proxy Statement.

We look forward to receiving your voted proxy shortly!